UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15 (d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 22, 2013

ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC.

(Exact name of registrant as specified in its charter)

Florida	000-30392	13-4172059
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Progress Drive

Montgomeryville, PA  18936

(Address of principal executive offices)

Registrant’s telephone number, including area code: (905) 695-4142 and (215) 699-0730

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
|_|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On March 22, 2013,  Environmental Solutions Worldwide, Inc. (the “Company”) entered into a note subscription agreement, a security agreement and issued senior secured five (5) year convertible promissory notes (collectively the “Loan Agreements”) to Black Family Partners LP, John J. Hannan, Orchard Investments, LLC and Richard Ressler (each individually a “Senior Secured Lender” or “Holder” and collectively the “Senior Secured Lenders” or “Holders”) who are current shareholders and may be deemed affiliates of the Company. Pursuant to the Loan Agreements, the Senior Secured Lenders made initial loans to the Company in the principal aggregate amount of $1.4 million (the “Loan”), subject to the terms and conditions set forth in the Loan Agreements and represented by senior secured convertible promissory notes (the “Notes”), dated March 22, 2013.  The Loan Agreements are a part of a senior secured convertible loan facility of up to $5 million (the “Senior Secured Loan Facility”) wherein the Senior Secured Lenders agreed that at any time prior to March 22, 2014 upon approval of the Company’s board of directors, to have additional closings in which each Holder will be required to purchase additional Notes allocated among the Holders as agreed to in the Loan Agreements (each a “Subsequent Closing” or “Subsequent Closings”).  The Loan Agreements and the Senior Secured Loan Facility were approved by the independent directors of the Company.

Proceeds of the Loan will be used by the Company and or its subsidiaries to fund working capital, planned capital investments and other general corporate purposes.

The Notes are secured by a lien on and a security interest in all assets of the following wholly owned subsidiaries of the Company: Technology Fabricators, Inc., ESW America, Inc. and ESW Technologies, Inc., excluding certain collateral subject to pre-existing liens.  The Notes bear interest at a rate of 10% per annum compounded quarterly.  Interest is payable semi-annually in arrears in cash and at the Company’s election, during the term of the Notes, up to two accrued and unpaid semi-annual interest payments can be payable in the form of the Company’s common stock, $0.001, par value (the “Common Stock”) valued at the lesser of $0.04, subject to adjustment (the “Conversion Price”) or the market value of the Company’s Common Stock with interest payments commencing September 30, 2013. At the option of the holders of Notes representing a majority of the then-outstanding principal balance of the Notes, all principal, and interest amounts then outstanding under all of the Notes shall be exchanged for shares of the Company’s Common Stock at the Conversion Price.  The Conversion Price is subject to anti-dilution adjustment in the event the Company at any time while the Notes are outstanding issues equity securities including Common Stock or any security convertible or exchangeable for shares of Common Stock for no consideration or for consideration less than $0.04 a share.  The anti-dilution protection excludes shares of Common Stock issuable upon the exercise of options or other securities granted to directors, officers, bona fide consultants and employees of the Company issued pursuant to a board approved option or incentive plan or stock, warrants or other securities issued to a bank or other financial institution in connection.

As a part of the Senior Secured Loan Facility, the Company further agreed to conduct a rights offering to all of its holders of Common Stock, offering all such holders the right to purchase up to their pro-rata Company ownership amount of senior secured five (5) year convertible promissory notes that will be substantially similar to the Notes (the “Rights Offering”).  Pursuant to the terms of the Loan Agreements, the Company will not be required to commence the Rights Offering prior to the final Subsequent Closing under the Senior Secured Loan Facility or March 22, 2014, whichever shall first occur.

The foregoing summary of the Notes, the Loan Agreements and the Security Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the actual text of such documents, copies of which are attached hereto as Exhibits 4.1, 4.2, and 4.3 respectively, and incorporated herein by reference.

Item 2.03             Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Reference is made to the discussion in item 1.01 of this Current Report on Form 8-K, which is incorporated herein by reference.

Item 3.02             Unregistered Sales of Equity Securities.

The Notes were issued in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) contained in Section 4(2) thereof.  The Notes and the shares of Common Stock issuable upon exchange thereof, have not been registered under the Act, or state securities laws, and may not be offered or sold in the United States without being registered with the Securities and Exchange Commission or in reliance upon an applicable exemption from registration requirements of the Securities Act.

Information called for by this item is contained in Item 1.01 of this Current Report on Form 8-K.

Item 9.01             Financial Statements and Exhibits.

Exhibit No	Description
4.1	Form of Note Subscription Agreement entered into on March 22, 2013 by Environmental Solutions Worldwide, Inc. and Senior Secured Lenders.
4.2	Form of Senior Secured Promissory Note issued on March 22, 2013 by Environmental Solutions Worldwide, Inc. in favor of the Senior Secured Lenders.
4.3	Form of Security Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC. (Registrant)

Date: March 28, 2013	By:	/s/ Praveen Nair
Praveen Nair Chief Financial Officer (On behalf of the Registrant and as its principal financial officer)